Exhibit 99.1

This news release contains forward-looking statements, including those regarding our finalization of our Annual Report on Form 10-K, the status of the listing of our stock on the New York Stock Exchange and the status of our 5 percent Notes. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the finalization of our fiscal year 2006 financial statements and the audit thereof, including those portions relating to our historical stock option grants; the results of the review of our past stock option grants being conducted by a Special Committee of our Board and Governmental Authorities and the review of our other historical financial statements by us and our Audit Committee; the accuracy of the stated dates of our historical option grants and whether all proper corporate and other procedures were followed; the impact of any restatement of our financial statements or other actions that may be taken or required; risks and costs inherent in litigation, including that related to our historical stock option grants or any restatement of the financial statements as a result of the evaluation of our historical stock option practices and financial statements; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2005, subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Jabil Provides Update On Its Form 10-K Filing

St. Petersburg, FL – December 8, 2006 – Jabil Circuit, Inc. (NYSE: JBL), a global electronic product solutions company, announced today that it was not able to file its annual report on Form 10-K for its fiscal year ended August 31, 2006 by November 29, 2006, the date by which the applicable rules of the Securities and Exchange Commission (the “SEC”) required Jabil to file its 2006 Form 10-K in order for it be considered to have filed it in a timely manner.

As previously disclosed, Jabil is involved in several shareholder derivative and purported securities class action lawsuits in connection with certain historical stock option grants. Jabil is also responding to an informal inquiry from the SEC and has responded to a subpoena from the U.S. Attorney’s office for the Southern District of New York that relate to such grants. Separately, a Special Review Committee of Jabil’s Board of Directors was appointed to review the allegations in certain of the derivative actions. Jabil said it is cooperating fully with the Special Review Committee, the SEC and the U.S. Attorney’s office. In light of these developments, Jabil, through its legal counsel, assisted by accounting advisors, has been evaluating its historical stock option grant practices. The evaluation is not complete. The Special Review Committee has largely completed its investigation of the allegations in the shareholder derivative suits it is acting in response to, and has authorized Jabil to announce the following: “The Special Review Committee has concluded that there is no merit to the allegations in the State Court derivative complaints that Jabil’s officers issued themselves backdated stock options or attempted to cause others to issue them.”

As a result of Jabil’s ongoing review of these matters, Jabil announced on November 14, 2006 that it had concluded that it would need to restate at least its 2005 financial statements and related disclosures, and that it had not conclusively determined if financial statements for other time periods might need to be restated nor the exact amount of required restatements. Historical stock options grants that could merit an adjustment to Jabil’s historical financial statements date back to 1996. However, Jabil has thus far only determined that such adjustments are sufficiently material so as to require it to restate its 2005 financial statements. Jabil and its Audit Committee continue to evaluate the impact of Jabil’s historical stock option grant practices on its financial statements for the periods at issue. They are also reviewing unrelated matters for the periods covered by such financial statements. Thus far, no stock option related or unrelated issue reviewed has been determined to be sufficiently material to lead them to conclude that any additional financial statements need to be restated. However, because the review of such financial statements remains ongoing, there can be no assurance that it will not be determined that additional financial statements may need to be restated due to historical option practices or unrelated events. Jabil will not be in a position to determine the timing of the filing of its 2006 Form 10-K until the evaluation of its historical financial statements has been completed and its independent registered public accounting firm is able to complete its audit of the financial statements to be included in such Form 10-K.

M O R E

December 8, 2006

Jabil Provides Update On Its Form 10-K Filing

Add One

As a result of Jabil not timely filing its 2006 Form 10-K, Jabil received a letter on December 1, 2006 from the New York Stock Exchange (the “NYSE”) notifying it that it is subject to the NYSE procedures pursuant to which the NYSE will monitor Jabil and the filing status of its 2006 Form 10-K. If Jabil has not filed its 2006 Form 10-K within six months of the filing due date (as extended by Form 12b-25), the NYSE will determine whether Jabil should be given up to an additional six months to file its 2006 Form 10-K. If the NYSE determines that such an additional time period is not appropriate, suspension and delisting procedures could be commenced.

The lenders under Jabil’s unsecured revolving credit facility agreed to waive, without charging a fee, the requirement that Jabil deliver to the lenders its quarterly and annual financial statements until February 2, 2007. Approximately $220 million in borrowings are outstanding under that credit facility. In addition, the indenture governing Jabil’s $300 million of 5 percent Notes requires Jabil to deliver its 2006 Form 10-K to the bond trustee within 15 days of the deadline for filing the 2006 Form 10-K with the SEC (as extended by Form 12b-25). Hence, if that does not occur by December 14, 2006, the holders of 25 percent of the outstanding amount of the 5 percent Notes could require Jabil to deliver the 2006 Form 10-K within 60 days, and if Jabil fails to satisfy such delivery requirement they can attempt to accelerate the 5 percent Notes to be immediately due. Jabil is assessing what acts it might take in response to those developments should they occur, which could include seeking a waiver of the requirement to deliver its 2006 Form 10-K, repaying the 5 percent Notes or contesting the ability of the 5 percent Notes to be accelerated.

Finally, Jabil’s annual shareholders meeting, which was scheduled for mid-January, 2007, will be rescheduled for a later date that will be determined after it files its 2006 Form 10-K.

Jabil does not anticipate having any additional comment on these topics until it makes its next filing with the SEC.

About Jabil

Jabil is an electronic product solutions company providing comprehensive electronics design, manufacturing and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete product supply chain management around the world. With more than 65,000 employees and facilities in 20 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL”. Further information is available on the company’s website: jabil.com.

Investor & Media Contact:

Beth Walters

Jabil Circuit, Inc.

(727) 803-3349

investor_relations@jabil.com